Exhibit 1.1

Midtown Partners & Co., LLC 4218 West Linebaugh Avenue Tampa, FL 33624 Phone: 813.885.5744 s Fax: 813.885.5911

March 3,2010

NanoViricides, Inc.
135 Wood Street, Ste 205
West Haven, CT 06516
Attention: Eugene Seymour, MD, MPH
                   Dr. Anil Diwan

Dear Sirs:

This letter (the “Agreement”) confirms Midtown Partners & Co., LLC (“Midtown”) engagement as the underwriter for NanoViricides, Inc., (the “Company”), in connection with the proposed registered direct offering (the “Offering”) of its securities (the “Securities”) and the filing of a Registration Statement on Form S-3 (the “Registration Statement”).

Subject to the terms and conditions of this Agreement, the Company hereby appoints Midtown to act on a best efforts basis as its non exclusive underwriter in respect of the Offering. Midtown hereby accepts such engagement.

1. Services to be Rendered.  In connection with the Offering, as requested, Midtown will assist the Company in identifying, contacting and evaluating potential purchasers, preparing executive summaries or business plans, facilitating potential purchasers’ due diligence investigations, analyzing and advising on the financial implications of offers, preparing and making presentations to the Company’s Board of Directors, formulating negotiation strategies and conducting negotiations, as appropriate, and in such other matters as may be agreed upon from time to time by Midtown and the Company (the “Services”).

In connection with this Agreement, the Company agrees to keep Midtown up to date and apprised of alt material business, market and current legal practices and developments related to the Company and its operations and management. Midtown shall devote such time and effort, as it deems commercially reasonable under the circumstances in rendering the Services. Midtown cannot guarantee results on behalf of the Company, but shall pursue all avenues that it deems reasonable through its network of contacts.

The parties agree that the obligations of Midtown to close the Offering shall be subject to satisfaction of the following conditions:

(a)           The Company shall deliver a certificate of an officer of the Company on the date that the Registration Statement is declared effective by the Securities and Exchange Commission and on each Closing date (as hereinafter defined) that affirms the accuracy of the representations and warranties provided to investors and the representations and warranties contained herein.

(b)           Midtown shall have received an opinion of counsel to the Company dated as of the Closing Date, containing such opinions as requested by Midtown, but generally in the form attached hereto.

(c)           Midtown shall have received a certificate of the secretary of the Company, dated as of the closing date, certifying to the charter, bylaws, good standing in its state of incorporation and board resolutions relating to the Offering as of such date and the incumbency of the officers executing documentation at the closing.

2.            Compensation.  For Midtown’s services hereunder, the Company agrees to pay Midtown the fees outlined below upon closing of a sale of any of the Securities (in each instance, a “Closing”):

a)            a cash placement fee equal to eight percent (8%) of the gross purchase price paid for the Securities, payable in full, in cash, at each Closing for the sale of any of the Securities to purchasers introduced to the Company by Midtown.

(b)           Unless otherwise agreed to in advance, the provisions of this article shall not apply to such purchasers to whom the Company has been previously introduced to by others, purchasers with whom Client currently has business or other relations, or with whom Midtown’s communications are de minimus and are not the direct cause of any investment.

(c)            Notwithstanding anything heretofore provided Client shall not be required, to pay more than one cash placement fee, or any other fee contemplated as compensation based upon the sale of Client common stock or other securities to any particular purchaser. The provisions of this paragraph shall not be effective if the Company’s acts are the proximate cause of a duplicate fee.

An escrow account with a third party agent approved by the parties hereto will be used for each closing of the Offering during the Term (as hereinafter defined). All consideration due Midtown shall be paid to Midtown directly from such escrow. Any fee charged by the escrow agent in the performance of its duties as escrow agent shall be borne by the Company.

3.            Expenses.  It is acknowledged and agreed that the Company shall bear all costs incidental to the advancement and completion of the Offering. No such expense shall exceed $1,000 without the prior written consent of the Company. In addition, subject to investor request, the Company shall pay to Midtown $1,000 to conduct personal background checks on the Company’s Officers and Directors using a background investigation agency. Midtown shall be responsible for the cost of its own counsel and expenses unless otherwise agreed to by the Company,

4.            Information.  The Company will furnish Midtown such information with respect to the Company and access to such Company personnel and representatives, including the Company’s auditors and counsel, as Midtown may request in order to permit Midtown to advise the Company and to assist the Company in connection with the Offering. The Company will be solely responsible for the contents of the Registration Statement that is filed with the Securities and Exchange Commission. The Company represents and warrants to Midtown that the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees to advise Midtown promptly upon the Company becoming aware of the occurrence of any event or change in circumstance that results or might reasonably be expected to result in the Registration Statement containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Midtown shall have the right to approve every form of letter, circular, notice, memorandum or other written communication from the Company or any person acting on its behalf in connection with the Offering.

5.            Termination and Survival.  This Agreement shall terminate on March 15th, 2011 (the “Term”); provided, this Agreement may be terminated prior to expiration of the Term, by Midtown for any reason at any time upon thirty (30) days prior written notice. Notwithstanding the foregoing, it is understood that the provisions of paragraphs 2 (to the extent fees are payable prior to termination), Paragraph 2(c) (to the extent fees are payable after termination), 3 (to the extent reimbursable out-of-pocket expenses have been actually incurred by Midtown prior to termination), 4 (the second, third and fourth sentences only), and sections 6 through IS of this Agreement shall remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

In the event of termination, Midtown shall be immediately paid in full on all items of compensation and expenses payable to Midtown pursuant hereto that have been actually incurred, as of the date of termination.

6.            Confidentiality of Advice.  Except as otherwise provided in this paragraph, any written or other advice rendered by Midtown pursuant to its engagement hereunder are solely for the use and benefit of the Company’s executive management team and Board of Directors and shall not be publicly disclosed in whole or in part, in any manner or summarized, excerpted from or otherwise publicly referred to or made available to third parties, other than representatives and agents of the Company’s executive management team and Board of Directors who also shall not disclose such information, in each case, without Midtown’s prior approval, unless in the opinion of counsel and after consultation with Midtown, such disclosure is required by law. In addition, Midtown may not be otherwise publicly referred to without its prior written consent. The Company acknowledges that Midtown and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Midtown in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Company’s business and properties and that might compromise confidential information delivered by the Company to Midtown.

7.            Obligations Limited.  Midtown shall have no obligation to make any independent appraisals of assets or liabilities or any independent verification of the accuracy or completeness of any information provided it in the course of this engagement and shall have no liability in regard thereto.

8.            Third Party Beneficiaries.  This Agreement is made solely for the benefit of the Board of Directors of the Company, Midtown and other Indemnified Persons (as defined herein), and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right under or by virtue of this Agreement.

9.            Representations and Warranties.

(a)	On the date hereof, the Company represents and warrants that:

(1)           This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

(2)           When the Registration Statement becomes effective, and at all times subsequent thereto to and including the Closing Date, and during such longer period as the prospectus may be required to be delivered in connection with sales by any dealer, and during such longer period until any post-effective amendment thereto shall become effective, the Registration Statement (and any post-effective amendment thereto) and the prospectus (as amended or as supplemented if the Company shall have filed any amendment or supplement to the Registration Statement or the prospectus) will contain all statements which are required to be stated therein in accordance with the Securities Act of 1933, will comply with the Securities Act of 1933, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and no event will have occurred which should have been set forth in an amendment or supplement to the Registration Statement or the prospectus which has not then been set forth in such an amendment or supplement if a Rule 430A Prospectus is included in the Registration Statement at the time it becomes effective, the prospectus filed pursuant to Rules 430A and 424(b)(1) or (4) will contain all Rule 430A information and all statements which are required to be stated therein in accordance with the Securities Act of 1933, will comply with the Securities Act of 1933, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and each preliminary prospectus, as of the date filed with the Commission, did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except as such statements are corrected in subsequent preliminary prospectus filing); except that no representation or warranty is made in this Section 10 with respect to statements or omissions made in reliance upon and in conformity with written information furnished to the Company with respect to any underwriter by or on behalf of such underwriter expressly for inclusion in any preliminary prospectus, the Registration Statement, or the Prospectus or any amendment or supplement thereto,

(b)           As of the Effective Date and the Closing Date, the Company represents and warrants that

(1)           Neither the Securities and Exchange Commission nor the Blue Sky or securities authorities of any jurisdiction has issued an order suspending the effectiveness of the Registration Statement, preventing or suspending the use of any Prospectus, the Registration Statement, or any amendment or supplement thereto, refusing to permit the effectiveness of the Registration Statement, or suspending the registration or qualification of the Shares or Representative’s Warrants, nor has the Commission or any of such authorities instituted or threatened to institute any proceedings with respect to Such an order,

(2)           The Company is a corporation duly incorporated and validly existing in good standing under the laws of Nevada, its jurisdiction of incorporation, The Company has full corporate power and authority and has obtained all material consents, authorizations, approvals, orders, licenses, certificates, declarations and permits of and from, and has made all required filings with, all federal, state, local and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets and to carry on its business in the manner described in the Prospectus. All such consents, authorizations, approvals, orders, licenses, certificates, declarations, permits and filings arc in full force and effect and the Company is in all material respects complying therewith. The Company is duly registered or qualified to do business as a foreign corporation and is in good standing in each other jurisdiction in which its ownership, leasing, licensing, or use of property and assets or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify would not individually or in aggregate, either (i) have a material adverse effect on the condition (financial or otherwise), results of operations, business, property, assets or liabilities of the Company from the latest information set forth in the Registration Statement or the Prospectus, (ii) prevent or materially interfere with the consummation of the transactions contemplated hereby (the occurrence of such effect or such prevention described in the foregoing clauses (i) or (ii) being herein referred to as a “Material Adverse Effect”).

(3)           The authorized capital stock of the Company consists of three hundred million (300,000,000) shares of Common Stock par value $ 0.001 per shares of which one hundred and thirty million one hundred and sixty thousand five hundred and eighty four (132,160,584) shares are outstanding, and twenty million (20,000,000) shares of preferred stock, par value $0,001 per share (the “Preferred Stock” ), of which seven million five hundred and ninety three thousand, seven hundred and fifty (7,593,750) shares are issued and outstanding. Each outstanding share of Common Stock is duly authorized, validly issued, fully paid, and non-assessable, without any personal liability attaching to the ownership thereof, and has not been issued and is not owned or hold in violation of any preemptive rights of stockholders. There is no commitment, plan or arrangement to issue, and no outstanding option, warrant or other right calling for the issuance of, any share of capital stock of the Company or any security or other instrument which by its terms is convertible into, exercisable for, or exchangeable for capital stock of the Company, except as disclosed in the Prospectus and certain employment agreements between the Company and Anil R. Diwan, Eugene Seymour, Jayant Tatake, and Randall Barton. There is no outstanding security or other instrument which by its terms is convertible into or exchangeable for capital stock of the Company.

(4)           The financial statements of the Company included in the Registration Statement and the Prospectus fairly present the financial position, the results of operations and the other information purported to be shown therein at the respective dates and for the respective periods to which they apply. Such financial statements have been prepared in accordance with generally accepted accounting principles and are prepared in accordance with the books and records of the Company. The accountants whose reports on the audited financial statements are filed with the Commission as a part of the Registration Statement are, and during the periods covered by their report(s) included in the Registration Statement and the Prospectus were, independent certified public accountants with respect to the Company and within the meaning of the Securities Act No other financial statements are required by Form S-l or otherwise to be included in the Registration Statement or the Prospectus. Except as disclosed in the Prospectus, there has at no time been a material adverse change in the condition (financial or otherwise), results of operations, business, property, assets or liabilities of the Company from the latest information set forth in the Registration Statement or the Prospectus (a “Material Adverse Change”).

(5)           There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, or to the Company’s knowledge, threatened (or any basis therefore known to the Company), with respect to the Company, its operations, business, property or assets, except as disclosed in the Prospectus or such as individually or in the aggregate do not now have and are not expected to have a material adverse effect upon the operations, business, property, assets or condition (financial or otherwise) of the Company. The Company is not in violation of, or in default with respect to, any material law, rule, regulation, order judgment, or decree, except as disclosed in the Prospectus or such as individually or in the aggregate do not now have and are not expected to have material adverse effect upon the operations, business, property, assets, condition (financial or otherwise) of the Company; nor is the Company required to take any action in order to avoid any such violation or default.

(6)           The Company has good and marketable title in fee simple absolute to all real properties and good title to all other properties and assets which the Prospectus indicates are owned by it, free and clear of all liens, security interests, pledges, charges, mortgages and other encumbrances (except as may be required to be disclosed in the Prospectus). The properties held under lease by the Company are held by it under valid and enforceable leases and the interests of the Company in such leases are free and clear of all liens, encumbrances and defects, except as disclosed in the Prospectus, and the Company is in full compliance with all material terms and conditions there under and such leases are in full force and effect. No real property owned, leased, licensed or used by the Company is situated in an area which is, or to the knowledge of the Company, will be, subject to zoning, use, or building code restrictions which would prohibit (and no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, licensing, or use of any real or personal property exists or will exist which would prevent) the continued effective ownership, leasing, licensing, or use of such real property in the business of the Company as presently conducted or as the Prospectus indicates any of them contemplate conducting,

(7)           Neither the Company nor any other party is now in violation or breach of, or in default with respect to complying with, any material provision of any indenture, mortgage, deed of trust, debenture, note or other evidence of indebtedness, contract, agreement, instrument, lease or license, or arrangement or understanding which is material to the Company, and each such indenture, mortgage, deed of trust, debenture, note or other evidence of indebtedness, contract, agreement, instrument, lease or license is in full force and is the legal, valid and binding obligation of the Company, and to the knowledge of the Company, of the other contracting party and is enforceable as to the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and by equitable principles affecting the availability of remedies in the nature of specific performance. The Company is not a party to nor bound by any contract, agreement, instrument, lease, license, arrangement or understanding, or subject to any charter or other restriction, which has had or is expected in the future to have a material adverse effect on the condition (financial or otherwise), results of operations, business, property, assets or liabilities of the Company, The Company is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation or By-laws.

(8)           Except as disclosed in the Prospectus, the Company does not own or have any licensed rights to, in or under any patents, patent applications, trademarks, trademark applications, trade names, service marks* copyrights, technology, know-how or other intangible properties or assets (all of the foregoing being herein called “Intangibles” ) that are material to the business of the Company. Except as disclosed in the Prospectus, there is no right under any Intangibles of the Company necessary to the business of the Company as presently conducted or as proposed to be conducted as indicated in the Prospectus. The Company has not received notice of infringement with respect to asserted Intangibles of others. To the knowledge of the Company, there is no infringement by others of Intangibles of the Company. To the knowledge of the Company, there is no Intangible of others which has had or may in the future have a materially adverse effect on the condition (Financial or otherwise), results of operations, business, property, assets or liabilities of the Company.

(9)           None of the Company, any director or officer of the Company, or to the knowledge of the Company, any agent, employee, or other person authorized to act on behalf of the Company has, directly or indirectly; used any corporate funds of the Company for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds of the Company; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, as relates to the business of the Company; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment in connection with the business of the Company.

(10)           Any material contract, agreement, instrument, lease or license required to be described in the Registration Statement or the Prospectus has been properly described therein in all material respects. Any material contract, agreement, instrument, lease or license required to be filed as an exhibit to the Registration Statement has been filed with the Commission as an exhibit to or has been incorporated as an exhibit by reference into the Registration Statement.

(11)           The Company has all requisite corporate power and authority to execute, deliver and perform under the terms and conditions of this Agreement, All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and assuming the valid execution thereof by the other parties thereto, is a legal, valid, and binding agreement of the Company, and is enforceable as to the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and by equitable principles affecting the availability of remedies in the nature of specific performance. No consent, authorization, approval, order, license, certificate, declaration or permit of or from, or filing with, any governmental or regulatory authority, agent, board or other body is required for the execution, delivery or performance by the Company of this Agreement, (except filings with and orders of the Commission pursuant to the Securities Act of 1933 which have been or will be made or obtained prior to the Closing Date, and such filings, consents or permits as are required under Blue Sky or securities laws in connection with the transactions contemplated by this Agreement). No consent of any party to any material contract, agreement, instrument, lease, license, arrangement or understanding to which the Company is a party, or to which any of its property or assets are subject, is required for the execution, delivery or performance of this Agreement (except as described in the exhibits to the Registration Statement); and the execution, delivery and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any such material contract, agreement, instrument, lease, license, arrangement or understanding, result in the creation or imposition of, any lien, security interest, pledge, charge, or other encumbrance upon any of the material property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan or credit agreement, lease or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the material property or assets of the Company is subject or violate or result in a breach of any term of the Certificate of Incorporation or By-laws of the Company, or violate, result in a material breach of, or conflict with any law, rule, regulation, order, judgment or decree binding on the Company or to which any of its operations, businesses, properties or assets arc subject.

(12)           The shares of common stock (the “Shares”) being registered are validly authorized. The Shares, when issued, paid for and delivered in accordance with this Agreement, will be validly issued, fully paid and non-assessable, without any personal liability attaching to the ownership thereof, and will not be issued in violation of any preemptive rights of stockholders

(13)           Since the respective dates as of which information is given in the Registration Statement and the Prospectus, and except as otherwise may be stated therein, (i) the Company has not entered into any transaction or incurred any liability or obligation, contingent or otherwise, which is material to the Company, except in the ordinary course of business, (ii) there has not been any change in the outstanding capital stock of the Company or any issuance of options, warrants or rights to purchase the capital stock of the Company or any material increase in the long-term debt of the Company or any material adverse change in the business, condition (financial or otherwise) or results of operations of the Company, (iii) no loss or damage (whether or not insured) to the properties of the Company have been sustained which is material to the Company, (iv) the Company has not paid or declared any dividend or other distribution with respect to its capital stock, and (v) there has not been any change, contingent or otherwise, in the direct or indirect control of the Company nor, to the knowledge of the Company, do there exist any circumstances which would likely result in such a change.

(14)           Neither the Company nor any of its officers, directors or Affiliates (as defined in Rule 405 of the Rules and Regulations), has taken or will take, directly or indirectly, prior to the termination of the offering contemplated by this Agreement, any action designed to stabilize or manipulate the price of any security of the Company, or which has caused or resulted in, or which might in the future reasonably be expected to cause or result in, stabilization, or manipulation of the price of any security of the Company, to facilitate the sale or resale of any of the Shares.

(15)          The Company has not incurred, directly or indirectly, any liability for a fee, commission or other compensation on account of the employment of a broker or finder in connection with the offering of the Shares contemplated by this Agreement.

(16)          The Company is not, and does not intend to conduct its business in a manner in which it would become, an “investment company” as defined in Section 3(a) of the Investment Company Act.

(17)          The Offering Restrictions are in full force and effect and certificates representing the Securities subject to such restrictions bear an appropriate legend.

(18)          No person or entity has the right to require registration of shares of Common Stock or other securities of the Company because of the filing or effectiveness of the Registration Statement who has not waived such right.

(19)          The Company has filed all federal, state and local tax returns required to be filed (or has obtained extensions therefor) and has paid all taxes shown on such returns and all assessments received by it to the extent that payment has become due. The Company has made adequate accruals for all taxes which may be owed by it, but have not been paid.

10.          Indemnification.  In connection with and as part of the engagement contemplated herein, the Company agrees to indemnify, defend and hold Midtown harmless in accordance with the indemnification rider attached hereto as Exhibit A.

11.          Non-Circumvention.  The Company agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including the Company shall not permit its subsidiaries and its other affiliated entities to sell securities with the effect of avoiding payment of fees under this Agreement.

12.          Governing Law; Jurisdiction; Jury Trial.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shah be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York, Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A JURY TRIAL, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ABJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.          Legal Fees and Casts.  If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his, her or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect; of such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party(ies).

14.          Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

15.          Future Advertisements.  The Company agrees that Midtown has the right to place advertisements describing its services to the Company under this Agreement in its own marketing materials as well as financial and other newspapers and journals at its own expense following the final closing of the Offering.

16.         Miscellaneous.  (a) This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly cancelled including the Placement Agent Agreement between the parties dated September 22, 2008 and the extension thereto date September 24, 2009, each of which is superseded and terminated; (b) Only an instrument in writing executed by the parties hereto may amend this Agreement; (c) The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature, or any other nature; (d) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (I) instrument; (e) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The rights and obligations of the parties under this Agreement may not be assigned or delegated without the prior written consent of both parties, and any purported assignment without such written consent shall be null and void.

If the foregoing correctly sets forth the understanding between Midtown and the Company, please so indicate in the space provided below for that purpose within ten (10) days of the date hereof or this Agreement shall be withdrawn and become null and void. The undersigned parties hereto have caused this Agreement to be duly executed by their authorized representatives, pursuant to corporate board approval and intend to be legally bound.

MIDTOWN PARTNERS & CO., LLC

By:	/s/ Bruce Jordan	Date	3/10/2010
Name: Bruce Jordan
Title: President

NANOVIRICIDES, INC.

By:	/s/ Anil R. Diwan	Date	3/10/2010

Name:	Anil R. Diwan

Title:	President

EXHIBIT A

INDEMNIFICATION AND CONTRIBUTION

For purposes of this Exhibit A, unless the context otherwise requires, “Midtown” shall include Midtown, any affiliated entity, and each of their respective officers, directors, employees, partners and controlling persons within the meaning of the federal securities laws and the successors, assigns, heirs and personal representatives of the foregoing persons (collectively, the “Indemnified Persons”).

The Company shall indemnify, defend and hold Midtown harmless against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any action, claim, suit or proceeding, whether commenced or threatened and whether or not Midtown is a party thereto, or in appearing or preparing for appearance as a witness), based upon, relating to or arising out of or in connection with advice or services rendered or to be rendered pursuant to the Agreement, the transaction contemplated thereby or Midtown’s actions or inactions in connection with any such advice, services or transaction (including, but not limited to, any liability arising out of (i) any misstatement or alleged misstatement of a material fact in any offering materials and (ii) any omission or alleged omission from any offering materials, including, without limitation of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading), except to the extent that any such loss, claim, damage, liability, cost or expense results solely from information provided in writing by Midtown for inclusion in the Registration Statement. If for any reason the foregoing indemnification is unavailable to Midtown or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Midtown as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company and its stockholders on the one hand and Midtown on the other hand, or, if such allocation is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company and Midtown, as well as any relevant equitable considerations; provided, however, that, to the extent permitted by applicable law, Midtown shall not be responsible for amounts which in the aggregate are in excess of the amount of all fees actually received from the Company in connection with the engagement. No person guilty of fraudulent misrepresentation (as such term has been interpreted under Section 11(f) of the Securities Act of 1933) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Relative benefits to Midtown, on the one hand, and the Company and its stockholders, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (J) the total value paid or proposed to be paid or received or proposed to be received by the Company or its stockholders, as die case may be, pursuant to the potential transaction, whether or not consummated, contemplated by the engagement bears to (ii) all fees paid to Midtown by the Company in connection with the engagement. Midtown shall not have any liability to the Company in connection with the engagement, except to the extent of its gross negligence or willful misconduct.

The Company also agrees to promptly upon demand reimburse Midtown for its legal and other expenses reasonably incurred by it in connection with investigating, preparing to defend, or defending any lawsuits, investigations, claims or other proceedings in connection with any matter referred to in or otherwise contemplated by the Agreement; provided, however, that in the event a final judicial determination is made to the effect that Midtown is not entitled to indemnification hereunder, Midtown will remit to the Company any amounts that have been so reimbursed.

The Company shall not be liable for any settlement of any action, claim, suit or proceeding (or for any related losses, damages, liabilities, costs or expenses) if such settlement is effectuated without its written consent, which shall not be unreasonably withheld. The Company further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Midtown is a party therein) unless the Company has obtained an unconditional release of Midtown, from all liability arising therefrom. The reimbursement, indemnity and contribution obligations of the Company set forth in this Agreement shall be in addition to any liability which the Company may otherwise have to Midtown.

Any Indemnified Persons that are not signatories to this Agreement shall be deemed to be third party beneficiaries of this Agreement.